Exhibit 10.38

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into effective _31st of May _, 2018 (“Effective Date”), by and between Reprints Desk, Inc., a Delaware corporation located at 158521 Ventura Blvd. Suite 165, Encino, California 91436 (“Company”), and _Rogier Sales Consultancy (RSC)_, a Company ___________________ (“Consultant”).

WHEREAS, Company and Consultant desire for Consultant to provide those consulting services set forth herein;

NOW, THEREFORE, for and in consideration of the promises, covenants and undertakings set forth in this Agreement, the compensation to be paid as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       The term of this Agreement is for three years commencing on _2nd of July _, 2018, or earlier at the election of Consultant, until terminated by the Consultant or the Company subject to paragraph 13 of this agreement.

2.       Consultant will perform consulting services as Chief Sales Officer, and as reasonably directed by the Chief Executive Officer of Company or other officials of Company from time to time. Consultant’s services will generally consist of sales consulting services. The exact topics or subjects of Consultant’s consulting services and the time to be devoted thereto will be reasonably determined by the Chief Executive Officer of Company or other officials of Company from time to time. Company understands and recognizes that Consultant resides in Amsterdam and will work remotely from the Netherlands, but will come to Los Angeles as reasonably required to meet with the Company’s Board of Directors, management and/or staff, upon mutual agreement of the timing of such meetings and with reasonable notice. Consultant may choose to replace any member of his Sales team, at his discretion, so long as Consultant remains within the Company authorized budget. Consultant may request an increase in the Sales Team budget and such requests will be given a good faith and serious and thoughtful consideration. Approved increases in budget may increase sales goals on a dollar for dollars basis.

3.       For rendering such consulting services Company will pay Consultant pursuant to the Compensation Schedule attached to this Agreement as Appendix 1 plus commissions in accordance with the Commission Schedule attached to this Agreement as Appendix 2. Consultant will submit an invoice to the Company in a timely manner on a monthly basis. The Company will pay undisputed invoices submitted by Consultant immediately upon receipt and no later than 10 days after Consultant delivers his invoice to Company by way of wire payment upon wiring instructions provided by Consultant to Company. Moreover, Company will pay for bank related transaction costs associated with all such payments. If the Company disputes an invoice it must notify Consultant within 5 days of receipt of such invoice and explain in writing the basis for the dispute. Consultant will be reimbursed for reasonable, necessary travel and other business expenses actually incurred in rendering requested services hereunder. Expenses will be reimbursed monthly upon presentment of invoice Consultant (including all required receipts).

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Signing Bonus: After the execution of this Agreement, the Board of Directors of the Company will issue 200,000 Company stock options pursuant to the Company’s stock option plan. The options will be issued by unanimous written consent of the Board of Directors on or about July 2, 2018. In the event that Consultant is terminated by Company or resigns, Consultant will have 3 months to exercise the awarded stock options. See Appendix 3.

4.       Consultant understands and agrees that Consultant is not an employee of Company by virtue of this Agreement, and accordingly is not eligible under this Agreement for any other benefits except those expressly provided for in Section 3 above.

5.       Consultant is allowed to take on other clients upon notice and consultation with Company and if agreed upon, the fee and compensation schedule will be adjusted accordingly pursuant to a further agreement between Consultant and Company. Consultant warrants that Consultant entering into this Agreement will not conflict with any obligations Consultant may have under any other contract.

6.       Consultant also understands and agrees that all software, programs, programming documentation, disks, tapes, listings, drawings, designs, computer hardware, reports, computations, calculations, working papers and documents of every kind received or prepared by Consultant and any of Consultant’s employees, agents and representatives under the term of this Agreement will be and remain the sole property of Company and will be delivered to Company upon request and in any event, upon expiration or termination of this Agreement. Company will have full and unlimited right to use all of the same, including the unlimited right to make, use, and/or sell any pre-existing inventions owned by Company whether patented or unpatented as incorporated in the same by Company without any claim or right for any additional compensation by Consultant or Consultant’s officers, directors, employees, agents or representatives. Consultant and Company expressly exclude any phone or computer, which will be supplied by Consultant. Consultant’s computer hardware, software, and computer usage will have to meet certain security requirements as determined by the Company.

7.       Consultant agrees that Consultant will not during the term of this Agreement serve any interests or do any act or thing which might conflict with the interests of Company or any of its subsidiaries or affiliates. (The determination by Company of its interests and those of its subsidiaries or affiliates, and any conflict therewith, to be final and conclusive). Nothing in this agreement however otherwise precludes Consultant from servicing other clients.

8.       It is recognized that some work Consultant will be called upon to perform hereunder, as well as information furnished Consultant by Company in connection therewith, is highly confidential to Company and/or third parties, including its business partners. Accordingly, any and all such information developed or secured during the performance of services under this Agreement, including but not limited to, information regarding Company’s patents, business partners, investors, customers, distributors, sales representatives, sales, suppliers, business and marketing strategies, accounts, negotiations with potential customers, partners, venturers or acquisitions, product development, equipment and testing, heretofore or hereafter disclosed by or on behalf of Company to Consultant, shall be considered by Consultant to be confidential and shall not now or at any time hereafter be published, stated or used by Consultant for any purposes without Company’s prior written consent. In the event of a breach or threatened breach by Consultant or his employees, agents or representatives of any provision of this paragraph, Company shall, in addition to any other available remedies, be entitled to any injunction restraining Consultant or Consultant’s employees, agents or representatives from disclosing, in whole or in part, any such information or from rendering any services to any person, firm or corporation to whom any of such information may be disclosed or is threatened to be disclosed.

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9.       The provisions of Sections 6 and 8 of this Agreement shall continue to be binding upon Consultant and Consultant’s employees, agents and representatives in accordance with their terms, notwithstanding the termination of this Agreement for any reason.

10.       Consultant acknowledges and agrees that, as an independent contractor, Consultant is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to or the performance of consulting services by Consultant and Consultant’s employees, agents and representatives pursuant or prior to this Agreement, including, without limitation, any unemployment insurance tax, federal, state and local income taxes, federal Social Security (FICA) payments, state disability insurance taxes and foreign taxes. Company shall not, by reason of Consultant’s status as an independent contractor hereunder and the representations contained herein, make any withholdings or payments of said taxes or assessments from the compensation due Consultant hereunder, and any such withholding shall be for Consultant’s account and shall not be reimbursed by Company to Consultant if those taxes are paid to the competent authority. Consultant, if an unincorporated individual, expressly agrees to treat any compensation earned under this Agreement as self-employment income for federal, state and local tax purposes, and to make all payments of federal, state and local income taxes, unemployment insurance taxes, and disability insurance taxes when the same may become due and payable with respect to such self-employment compensation earned under this Agreement. Consultant further agrees and undertakes to indemnify and hold harmless Company, its subsidiaries and affiliates and their officers, directors, agents, employees and their successors or heirs and any of them, from any and all liability, loss, damages, expenses, penalties and/or judgments arising out of any failure of Consultant to make any payment of taxes required to be made by Consultant under this paragraph. Company is in turn responsible for its own tax related penalties and obligations.

11.       Waiver of Workers Compensation Coverage - In the event Consultant is determined or alleged to be an employee of Company covered by the California Workers’ Compensation Act, as amended from time to time, rather than an independent contractor under said Act, Consultant hereby notifies Company that Consultant waives coverage under said Act and that Consultant retains all rights of action under common law.

12. Company shall indemnify, defend and hold Consultant harmless from any and all claims, causes of action, demands, liabilities, losses, damages, costs, disbursements and expenses, including court costs and reasonable attorneys’ fees and expenses arising out of or relating to any such claim, that arise from or relate to Consultant’s provision of services to Company under this Agreement. Notwithstanding anything to the contrary herein, Company shall not be obligated pursuant to the terms of this Agreement to indemnify Consultant with respect to any claim if (i) Consultant did not act in good faith or in a manner he reasonably believed to be in, or not opposed to, the best interests of Company with respect to such claim, or (ii) the claim is a criminal action or proceeding, and Consultant had reasonable cause to believe his conduct was unlawful, or (iii) Consultant’s conduct constituted willful default, fraud or dishonesty in the performance or nonperformance of Consultant’s duties, or (iv) Consultant shall have been adjudged to be liable to Company with respect to such claim, (v) otherwise prohibited by applicable law; or (vi) Consultant initiated or voluntarily brought such claim, or (vii) Consultants entering into this Agreement conflicts with any obligations Consultant may have under any other contracts.

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13.       Except under the circumstances contemplated under section 16 of this Agreement, neither Consultant or Company may terminate this Agreement within the first-year period after Consultant commences his consulting services. Thereafter, Consultant may terminate this Agreement with 60 days notice to the Company. After the first year, Company may terminate this Agreement immediately with no notice for “good cause.” Termination for “good cause” shall include, without limitation, the following causes:

(a)	Consultant by reason of injury or illness being incapable for more than thirty (30) consecutive days of satisfactorily performing Consultant’s duties as a consultant under this Agreement;

(b)	Death of Consultant;

(c)	Consultant being charged with a crime punishable by imprisonment;

(d)	Consultant engaging in any activity that would in the reasonable opinion of the Board of Directors of Company constitute a conflict of interest with Company; however, before such termination, Consultant will be provided written notice of the conflict in question and 7 business days to respond in writing to the notice. Additionally, if possible Consultant will have the opportunity to correct or resolve such conflict and/or respond to the Board before a final decision is made by the Board; or

(e)	Consultant negligently performing Consultant’s duties hereunder, or otherwise failing to comply with any terms or conditions of this Agreement, and such negligent performance or failure to comply remaining uncured for more than fourteen (14) days after receipt of written notice.

In addition, Company may terminate this Agreement at any time with no notice without good cause in which case Consultant will continue to be paid for 3 months after termination, consistent with the payment rates set forth in the attached compensation schedule. However, as set forth above, Company may not terminate this Agreement during the first year.

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14.       This Agreement supersedes all previous agreements, written or oral, relating to Consultant’s employment by or rendering services to Company herein and shall not be changed orally, but only by a signed, written instrument to which both Company and Consultant are parties. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives, and shall also bind and inure to the benefit of any successor of Company, by merger or consolidation or any assignee of any or substantially all of the properties or assets of any of them. This Agreement may be assigned by Company to an above successor or assignee and to any subsidiary or affiliate of Company. Consultant is providing personal services hereunder, and Consultant shall not assign, transfer or subcontract Consultant’s obligations hereunder without the prior written consent of Company. The Agreement may be executed in counterparts and signatures on this Agreement sent by email or in pdf, format will be treated as if original signatures.

15.       This Agreement shall be construed in accordance with and governed by the laws of the State of California. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted in Los Angeles, California before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered the arbitrators may be entered in any court having jurisdiction thereof. Company will pay for 80%, up to a maximum of $25,000 for all arbitrator fees and expenses, travel, lodging, Consultant’s attorneys’ fees, and reasonable expenses of Consultant to participate in any arbitration. Consultant will submit all attorneys’ invoices, and other expenses to Company for payment. Company agrees to pay such fees and expenses within 10 days of delivery of invoice to Company.

16.       Consultant and Company both agree that if the Consultant’s prior employer for any reason in any way contests or seeks to cease the Consultant’s performance of consulting services under this Agreement the Consultant and Company will both mutually terminate this agreement in which case Consultant will continue to be paid for 3 months after termination.

CONSULTANT:	COMPANY:
Rogier Sales Consulting (RSC)	REPRINTS DESK, INC.

By:	By:

Name:	Name:
Title:	Title:

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